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Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, and related Prospectus for the registration of $139,987,000 of 4.0% Convertible Senior Subordinated Notes Due 2024 and the ordinary shares issuable upon conversion of the notes, of our report dated March 8, 2004 relating to the December 31, 2003 consolidated financial statements, which appear in Apex Silver Mines Limited's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the headings "Experts" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
January 12, 2004

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CONSENT OF INDEPENDENT ACCOUNTANTS